Exhibit 3.2

Certificate of Amendment

of

Second Amended and Restated Certificate of Incorporation of

Energous Corporation

Energous Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 6:00 p.m., Eastern time, on July 27, 2020.

THIRD: Article IV of the Corporation’s Certificate of Incorporation shall be and is hereby amended by replacing the first paragraph thereof in its entirety as follows:

“The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, par value $0.00001 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.00001 per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 27th day of July, 2020.

Energous Corporation

By:	/s/ Brian Sereda
Name:	Brian Sereda
Title:	Chief Financial Officer and Secretary